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                                 EXHIBIT (15)(A)

      RE-EXECUTED DISTRIBUTION AND SHAREHOLDER SERVICES PLAN - CLASS A AND
                   SERVICE CLASS SHARES BETWEEN THE REGISTRANT
                       AND THE ONE GROUP SERVICES COMPANY




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                   DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

                                NOVEMBER 1, 1993
                       AS RE-EXECUTED ON NOVEMBER 1, 1995


         This Plan constitutes the DISTRIBUTION AND SHAREHOLDER SERVICES PLAN (the "Plan") of The One Group(R), a Massachusetts business trust (the "Trust"), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"). Part A of the Plan is applicable to all Classes of Shares of the Trusts. Part B of the Plan relates solely to the Class B units of beneficial interest ("Service Class Shares") (formerly, "Retirement Class Shares") and Class C units of beneficial interest ("Class A Shares")1 of the Trust's investment Funds identified on Schedule A hereto as such may be amended from time to time (individually, a "Distribution Plan Fund").


                                     PART A

         1. The Trust has entered into a Distribution Agreement ("Agreement") with One Group(R) Services Company (the "Distributor"), which also serves as the Administrator (the "Administrator") to the Trust under which Agreement the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Trust's units of beneficial interest ("Shares"). Under the Agreement, the Distributor pays the expenses of printing and distributing any prospectuses, reports and other literature used by the Distributor, advertising, and other promotional activities in connection with the offering of the Trust's Shares for sale to the public. It is understood that the Administrator may reimburse the Distributor for these expenses from any source

_____________________

     (1) Although initially created as "Class C Shares," this class of shares is referred to in prospectuses and other documentation as "Class A Shares," for purposes of consistency with industry practices regarding shares that are subject to a front-end charge. Therefore, they are defined herein as "Class A Shares."

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available to it, including management and administration fees paid to it by the
Trust.

         2. The Administrator directly, or through the Distributor, may, subject to the approval of the Board of Trustees, make payments to securities dealers and other third parties who engage in the sale of Shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding the Trust, processing shareholder transactions and providing such other shareholder services as the Trust may reasonably request.

         3. The Trust will not make separate payments as a result of this Part A of the Plan to the Administrator, Distributor or any other party, it being recognized that the Trust presently pays, and will continue to pay, a management and administration fee to the Administrator. To the extent that any payments made by the Trust to the Administrator, including payment of management and administration fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of the Shares issued by the Trust within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Part A of the Plan.

         4. During the existence of this Part A of the Plan, the Trust shall require the Administrator and/or Distributor to provide the Trust, for review by the Trust's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended (other than amounts expended pursuant to Part B of the Plan) in connection with financing any activity primarily intended to result in the sale of Shares issued by the Trust (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.


                                     PART B

         WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and shareholder servicing needs of its future investors; and

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         WHEREAS, the Board of Trustees of the Trust (the "Board of Trustees"),
mindful of the requirements imposed by Rule 12b-1 under the 1940 Act, has determined to effect the Plan for the provision of distribution assistance with respect to the Shares of each Part B Distribution Plan Fund and for the provision of shareholder services with respect to the holders of the Service Class and Class A Shares of each Part B Distribution Plan Fund;

         NOW, THEREFORE, the Trust and the Distributor hereby agree as follows:

         1. A Part B Distribution Plan Fund shall pay out of the assets attributable to its Service Class and Class A Shares, respectively, a distribution fee to the Distributor at an annual rate equal to .75% and of the average daily net assets of the Part B Distribution Plan Fund's Service Class Shares, and .35% of the average daily net assets of the Part B Distribution Plan Fund's Class A Shares (the "Distribution Fee"). The Distributor may apply the Distribution Fee, in amounts proportional to the annual rates described in the preceding sentence, toward the following: (i) compensation for its services or expenses in connection with distribution assistance with respect to the Part B Distribution Plan Fund's Service Class or Class A Shares or for its services in connection with the rendering of shareholder services to the holders of the Part B Distribution Plan Fund's Service Class or Class A Shares; (ii) payments to financial institutions and intermediaries (such as savings and loan associations, insurance companies, and investment counselors but not including banks), broker-dealers, and the Distributor's affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance or shareholder services with respect to the Part B Distribution Plan Fund's Service Class or Class A Shares; or (iii) payments to banks, other financial institutions and intermediaries, broker-dealers, and the Distributor's affiliates or subsidiaries as compensation for services or reimbursement of expenses incurred in connection with the provision of shareholder services to the holders of the Part B Distribution Plan Fund's Service Class or Class A Shares.

         2. The Distribution Fee shall be accrued daily and payable monthly, and shall be paid by each Part B Distribution Plan Fund to the Distributor irrespective of whether such fee exceeds the


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amounts paid (or payable) by the Distributor pursuant to the immediately preceding paragraph.

         3. Any person authorized to direct the disposition of monies paid or payable by a Distribution Plan Fund pursuant to Part B of the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         4. All agreements with any person relating to implementation of Part B of the Plan shall be in writing, and any agreement related to the Plan shall provide:

         A. That such agreement shall be subject to all conditions imposed by the Securities and Exchange Commission with respect to such agreement as a condition to granting exemptive relief from Sections 18(f)(1), 18(g), and 18(i) of the 1940 Act and to enable the Trust to divide each of its investment Funds into three classes of Shares;

         B. That such agreement may be terminated with respect to a Part B Distribution Plan Fund at any time, without payment of any penalty, by vote of a majority of the Disinterested Trustees (as such term is defined below), or by vote of a majority of the Service Class or Class A Shares of such Part B Distribution Plan Fund subject to the agreement, on not more than 60 days' written notice; and

         C. That such agreement shall terminate automatically in the event of its assignment.


                               GENERAL PROVISIONS

         1. This Plan shall be effective with regard to a Fund following approval by a vote of at least a "majority of the outstanding voting securities" (as defined in the 1940 Act) of such Fund. Part B of the Plan shall not take effect with respect to a Part B Distribution Plan Fund until it has been approved by a vote of at least a "majority of the outstanding voting


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securities" (as defined in the 1940 Act) of such Part B Distribution Plan Fund's
Shares subject to the Plan.

         2. Part A and Part B of the Plan will be effective with respect to a Fund (in the case of Part A of the Plan) or Service Class or Class A Shares of a Fund (in the case of Part B of the Plan) only after approved by a vote of a majority of the Board of Trustees of the Trust, including a majority of trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan.

         3. Part A and Part B of the Plan shall continue in effect with respect to a Fund (in the case of Part A of the Plan) or a Distribution Plan Fund (in the case of Part B of the Plan) for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval in the immediately preceding paragraph.

         4. Part A and Part B of the Plan may be terminated with respect to a Fund (in the case of Part A of the Plan) or a Distribution Plan Fund (in the case of Part B of the Plan) at any time by vote of a majority of the Disinterested Trustees, or by vote of a majority of the outstanding voting securities of a Fund (in the case of Part A of the Plan) or the Distribution Plan Fund's outstanding Service Class or Class A Shares (in the case of Part B of the Plan).

         5. The Plan may not be amended to increase materially the amount of the Distribution Fee with respect to a Part B Distribution Plan Fund without approval by Shareholders and Trustees in the manner provided herein with respect to the initial approval of Part B of the Plan. All material amendments to the Plan shall be approved by the Trust's Trustees in the manner provided herein with respect to the initial approval of Part B.

         6. Selection and nomination of trustees who are not interested persons of the Trust shall be committed to the


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discretion of such disinterested trustees, in accordance with Rule 12b-1(c)
under the 1940 Act.

         7. As used in the Plan, the terms "assignment," interested person," and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         8. The name "The One Group(R)" and "Trustees of The One Group(R)" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 23, 1985 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The One Group(R)" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.



                                            THE ONE GROUP(R)

                                            By:____________________________
                                            Title:_________________________
                                            Date: November 1, 1995


                                            ONE GROUP(R) SERVICES COMPANY

                                            By:____________________________
                                            Title:_________________________
                                            Date: November 1, 1995


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